Exhibit 3.2

Amendment No. 1-2007 to Amended and Restated Bylaws of Verticalnet, Inc.

WHEREAS, Section 11.01(ii) of Amended and Restated Bylaws (the “Bylaws”) of Verticalnet, Inc. (the “Company”) provides that the Bylaws may be amended by a vote of a majority of the Board of Directors of the Company (the “Board”);

WHEREAS, on December 5, 2007, the Board unanimously approved an amendment to the Bylaws to delete Section 3.03(d) of the Bylaws in its entirety.

NOW THEREFORE, in accordance with the foregoing, the Bylaws are hereby amended to delete Section 3.03(d) of the Bylaws in its entirety, such amendment to be effective as of the date of this Amendment No. 1-2007 to Amended and Restated Bylaws of Verticalnet, Inc.

IN WITNESS WHEREOF, as evidence of the adoption of the amendment set forth above, the Secretary of the Company has executed this Amendment No. 1-2007 to Amended and Restated Bylaws of Verticalnet, Inc. this 11th day of December, 2007, and filed this Amendment No. 1-2007 to Amended and Restated Bylaws of Verticalnet, Inc. with the corporate records of Verticalnet, Inc.

VERTICALNET, INC.

By: /s/ Christopher G. Kuhn
Name: Christopher G. Kuhn
Title: Secretary